CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
            --------------------------------------------------------


We consent to the incorporation by reference in this Registration Statement on Form S-8 of Terra Nova Financial Group, Inc. (formerly known as Rush Financial Technologies, Inc.) of our report dated March 30, 2006, which report includes an explanatory paragraph as to an uncertainty with respect to the Company's ability to continue as a going concern, relating to the consolidated financial statements of Rush Financial Technologies, Inc. appearing in the Annual Report on Form 10-KSB of Rush Financial Technologies, Inc. for the year ended December 31, 2005.

/s/ KBA GROUP LLP
KBA GROUP LLP
Dallas, Texas
January 31, 2007